UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2013

SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

California	000-50142	20-4956638
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2240 Douglas Boulevard, Suite 200
Roseville, California 95661-3875
(Address and telephone number of principal executive offices) (Zip Code)

(916) 770-8100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

On January 2, 2013, Solar Power, Inc. (the “Company”) amended the Business Loan Agreement (the “Loan Agreement”) entered into with Cathay Bank (“Cathay”) on December 26, 2011. Under the original terms of the Loan Agreement, Cathay agreed to extend the Company a line of credit of the lesser of Nine Million Dollars ($9,000,000) or Seventy Percent (70%) the aggregate amount in certain accounts, which was to mature on December 31, 2012. LDK Solar Co., Ltd., the majority shareholder of the Company (“LDK”), agreed to guarantee the full amount of the loan under a Commercial Guaranty by and between LDK and Cathay dated December 26, 2011. Under the terms of the amended Loan Agreement, the facility amount is reduced to the current balance outstanding of Seven Million Dollars ($7,000,000), with a variable interest rate of 2.00 percentage points above the prime rate and a 6.00 percentage point floor rate. The maturity date is extended to June 30, 2013 with principal payments of Five Hundred Thousand Dollars ($500,000) due each month beginning December 31, 2012. The covenants of the Loan Agreement were amended to include, among other items, the subordination of the net accounts payable due to LDK. In addition, under the Commercial Security Agreement dated December 26, 2011 (the “Security Agreement”), the Company granted Cathay a security interest in the Collateral (as defined in the Security Agreement), which Cathay can close on in the event of a default under the Loan Agreement. The foregoing summary of the terms and conditions of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement attached as Exhibit 10.1 hereto, and which is hereby incorporated herein by reference.

Item 2.03.         Creation of a Direct Financial Obligation.

Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Change in Terms Agreement by and between Cathay Bank and Solar Power, Inc., as signed on January 2, 2013
10.2	Modification of Business Loan Agreement by and between Cathay Bank and Solar Power, Inc., as signed on January 2, 2013
10.3	Subordination Agreement by and between Cathay Bank, Solar Power, Inc. and LDK Solar Co., LTD, as signed on January 2, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC.
a California Corporation

Dated: January 2, 2013	/s/ James R. Pekarsky
James R. Pekarsky
Chief Financial Officer